Exhibit 3(ii)

ABERDEEN INCOME CREDIT STRATEGIES FUND

AMENDED AND RESTATED BY-LAWS

i

Section 3.10. Power to Vote Securities	9
Section 3.11. Other Officers	9

ARTICLE 4
Committees

Section 4.01. Power of Trustees to Designate Committees	9
Section 4.02. Rules for Conduct of Committee Affairs	10
Section 4.03. Trustees May Alter, Abolish, etc., Committees	10
Section 4.04. Minutes; Review by Trustees	10

ARTICLE 5
Seal
10

ARTICLE 6
Shares

Section 6.01. Issuance of Shares	10
Section 6.02. Uncertificated Shares	11

ARTICLE 7
Transfer of Shares

Section 7.01. Transfer Agents, etc.	11
Section 7.02. Transfer of Shares	11
Section 7.03. Registered Shareholders	11

ARTICLE 8
Amendments

Section 8.01. By-Laws Subject to Amendment	11

ii

ABERDEEN INCOME CREDIT STRATEGIES FUND

AMENDED AND RESTATED BY-LAWS

Dated December 8, 2020

These are the By-Laws of Aberdeen Income Credit Strategies Fund (the “Trust”), formerly known as the Avenue Income Credit Strategies Fund, a trust with transferable shares established under the laws of The State of Delaware, pursuant to an Amended and Restated Agreement and Declaration of Trust of the Trust (the “Declaration”) made the 9th day of December, 2010, and the Certificate of Trust filed in the office of the Secretary of State under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.). These By-Laws have been adopted by the Trustees pursuant to the authority granted by Section 4.15 of the Declaration.

All words and terms capitalized in these By-Laws, unless otherwise defined herein, shall have the same meanings as they have in the Declaration.

ARTICLE 1

SHAREHOLDERS AND SHAREHOLDERS’ MEETINGS

Section 1.01. Chairman. The Chairman, if any, shall act as chairman at all meetings of the Shareholders. In the Chairman’s absence, the Trustee or Trustees present at each meeting may elect a temporary chairman for the meeting, who may be one of themselves. At any Shareholders’ meeting, the Chairman (or such temporary chairman) shall be empowered to determine the construction or interpretation of the Declaration or these Bylaws, or any part thereof or hereof, and the ruling of the Chairman shall be final.

Section 1.02. Notice of Meetings. Notice of all meetings of the Shareholders, stating the time, place and the purposes for which the meetings are called, shall be given by the Secretary to each Shareholder entitled to vote thereat, at least (7) seven days before the time fixed for the meeting. No notice need be sent to any Shareholder that shall have failed to inform the Trust of such Shareholder’s address. No notice need be given to any Shareholder if a waiver of notice is provided before or after the meeting by such Shareholder or such Shareholder’s attorney thereunto authorized.

Section 1.03. Shareholders’ Action in Writing. Nothing in this Article 1 shall limit the power of the Shareholders to take any action by means of written instruments without a meeting, as permitted by Section 7.06 of the Declaration.

Section 1.04. Notice of Shareholder Business and Nominations.

(a)          Annual Meetings of Shareholders

(i)                    Nominations of persons for election as a Trustee of the Trust and the proposal of other business to be considered by the Shareholders may be made at an annual meeting of Shareholders only (A) pursuant to the Trust’s notice of meeting, (B)

by or at the direction the Board of Trustees or any authorized committee thereof or (C) by any Shareholder of the Trust who was a Shareholder of record of the Trust at the time the notice provided for in this Section 1.04 is delivered to the Secretary of the Trust, who is entitled to vote upon nominations or proposals at the meeting and who complies with the notice procedures set forth in this Section 1.04.

(ii)                 For any nominations or other business to be properly brought before an annual meeting by a Shareholder pursuant to Section 1.04(a)(i)(C), the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust and any such proposed business must constitute a proper matter for Shareholder action. To be timely, a Shareholder’s notice must be delivered to the Secretary of the Trust at the principal executive offices of the Trust not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Trust. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above. Such Shareholder’s notice shall set forth: (A) as to each person whom the Shareholder proposes to nominate for election as a Trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a trustee if elected), (B) as to any other business that the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and any beneficial owner, if any, on whose behalf the proposal is made, and (C) as to the Shareholder giving the notice and any beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)                  the name and address of such Shareholder, as they appear on the Trust’s books, and any such beneficial owner;

(2)                  the class or series and number of Shares which are owned beneficially and of record by such Shareholder and any such beneficial owner;

(3)                  a description of any agreement, arrangement or understanding with respect to the proposal of such nomination or other business between or among such Shareholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4)                  a description of any agreement, arrangement or understanding (including, regardless of the form settlement, any derivative long or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by or on behalf of such Shareholder or any such beneficial owner, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, increase or decrease the voting power of such Shareholder or any such beneficial owner, with respect in any such case to Shares of the Trust;

(5)                  a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(6)                  a representation whether the Shareholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding Shares required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from Shareholders in support of such proposal or nomination; and

(7)                  any other information relating to such Shareholder and any such beneficial owner that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The foregoing notice requirements of this Section 1.08(a) shall be deemed satisfied by a Shareholder with respect to a nomination or other business if the Shareholder has notified the Trust of his, her or its intention to present a proposal or make a nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Shareholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such annual meeting. The Trust may require any proposed nominee to furnish such other information as the Trust may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Trust.

As used in this Section 1.04, Shares “beneficially owned” shall mean a Shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the

Exchange Act.

(iii)              Notwithstanding anything in the second sentence of Section 1.04(a)(ii) to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees of the Trust is increased effective after the time period for nominations would otherwise be due under Section 1.04(a)(ii) and there is no public announcement by the Trust naming the nominees for the additional trusteeships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder’s notice required by this Section 1.04 shall also be considered timely, but only with respect to nominees for the additional trusteeships, if it shall be delivered to the Secretary of the Trust at the principal executive offices of the Trust not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Trust.

(a)           Special Meetings of Shareholders

Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of persons for election to the Board of Trustees may be made at a special meeting of Shareholders at which Trustees are to be elected pursuant to the Trust’s notice of meeting (i) by or at the direction of the Board of Trustees or any committee thereof or (ii) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by any Shareholder of the Trust who is a Shareholder of record at the time the notice provided for in this Section 1.04 is delivered to the Secretary of the Trust, who is entitled to vote upon persons for election as Trustees at the meeting and who complies with the notice procedures set forth in this Section 1.04. In the event the Trust calls a special meeting of Shareholders for the purpose of electing one or more Trustees to the Board of Trustees, any such Shareholder entitled to nominate persons at such election of Trustees may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Trust’s notice of meeting, if the Shareholder’s notice required by Section 1.04(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Trust not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Trustees to be elected at such meeting. The foregoing notice requirements of this Section 1.08(b) shall be deemed satisfied by a Shareholder with respect to a nomination if the Shareholder has notified the Trust of his, her or its intention to present a nomination at such special meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Shareholder’s nomination has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(b)           General

(i)                                        Only such persons who are nominated in accordance with the procedures set forth in this Section 1.04 shall be eligible to be elected at an annual or special meeting of Shareholders of the Trust to serve as Trustees and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.04. Except as otherwise provided by law, the Chairman (or such other person serving as chairman of the meeting) shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.04 and if any proposed nomination or business was not made or proposed in compliance with this Section 1.04, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.04, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the applicable annual or special meeting of Shareholders of the Trust to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Trust. For purposes of this Section 1.04, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Shareholders.

(ii)                    For purposes of this Section 1.04, “public announcement” shall include without limitation disclosure in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news service or in a document publicly filed by the Trust with the Securities and Exchange Commission.

(iii)                 Trustees need not own Shares of the Trust. Each Trustee shall hold office until the earlier of (A) the expiration of his or her term and the election and qualification of his or her successor, (B) his or her death, (C) his or her resignation or (D) his or her removal. In determining the eligibility for nomination for election or appointment as a Trustee, the Nominating Committee, if the Trustees have constituted a Nominating Committee, or in the absence thereof, the Board of Trustees, shall apply the Fund’s Retirement Policy, as in effect from time to time.

(iv)                Notwithstanding the foregoing provisions of this Section 1.04, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.04; provided however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.04 (including Section 1.04(a)(i)(C) and Section 1.04(b), which shall be the exclusive means for a Shareholder to make nominations or submit other business (other than, as provided in the penultimate sentences of paragraphs (a) (ii) and (b) of this Section 1.08, business or nominations brought properly under and in compliance with Rule 14a-8 or Rule 14a-11 of the Exchange Act, as such Rules may be amended from time to time). Nothing in this Section 1.04 shall be deemed to affect any rights of Shareholders to request inclusion of proposals or nominations in the Trust’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

Section 1.05. Inspectors of Election. At any meeting of Shareholders, the Chairman (or such other person serving as chairman of the meeting) may appoint one or more Inspectors of Election or Balloting to supervise the voting at such meeting or any adjournment thereof. If Inspectors are not so appointed, the Chairman (or such other person serving as chairman of the meeting) may, and on the request of any Shareholder present or represented and entitled to vote shall, appoint one or more Inspectors for such purpose. Each Inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of Inspector of Election or Balloting, as the case may be, at such meeting with strict impartiality and according to the best of his or her ability. If appointed, Inspectors shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

ARTICLE 2

TRUSTEES AND TRUSTEES’ MEETINGS

Section 2.01. Regular Meetings of Trustees. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine; provided, that notice of such determination, and of the time and place of the first regular meeting thereafter, shall be given to each absent Trustee in accordance with Section 2.03 hereof.

Section 2.02. Special Meetings of Trustees. Special meetings of the Trustees may be held at any time and at any place when called by the President or the Treasurer or by any two (2) or more Trustees, or pursuant to a vote of the Trustees adopted at a duly constituted meeting of the Trustees; provided, that notice of the time and place thereof is given to each Trustee in accordance with Section 2.03 hereof by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

Section 2.03. Notice of Meetings. Notice of any regular or special meeting of the Trustees (to the extent required) shall be sufficient if given in writing to each Trustee, and if sent by mail at least five (5) days, by a nationally recognized overnight delivery service at least two (2) days or by facsimile or electronic mail at least twenty-four (24) hours before the meeting, addressed to his or her usual or last known business or residence address, or if delivered to him in person at least twenty-four (24) hours before the meeting. Notice of a special meeting need not be given to any Trustee who was present at an earlier meeting, not more than thirty-one (31) days prior to the subsequent meeting, at which the subsequent meeting was called. Unless applicable law, these By-Laws or a resolution of the Trustees might otherwise dictate, notice need not state the business to be transacted at or the purpose of any meeting of the Board of Trustees. Notice of a meeting may be waived by any Trustee by written waiver of notice, executed by him or her before or after the meeting, and such waiver shall be filed with the records of the meeting. Attendance by a Trustee at a meeting shall constitute a waiver of notice, except where a Trustee attends a meeting for the purpose of protesting, prior thereto or at its commencement, the lack of notice. No notice need be given of action proposed to be taken by unanimous written consent.

Section 2.04. Quorum; Presiding Trustee. At any time when there is more than one Trustee, a quorum for all meetings of the Trustees shall be one-third, but not less than two, of the Trustees being present (within or without the State of Delaware). Any meeting may be adjourned from time to time by the Chairman of the meeting, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Unless the Trustees shall otherwise elect, generally or in a particular case, the Chairman shall be the presiding Trustee at each meeting of the Trustees. In the absence of the Chairman, the President shall preside over the meeting. In the absence of both the Chairman and the President, the Trustees present at the meeting shall elect one of their number as presiding Trustee of the meeting.

Section 2.05. Participation by Telephone. One or more of the Trustees may participate in a meeting thereof or of any committee of the Trustees by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 2.06. Location of Meetings. Trustees’ meetings may be held at any place, within or without the State of Delaware.

Section 2.07. Actions by Trustees. Unless a greater proportion is required by the Declaration, these By-Laws or the 1940 Act or other applicable law, action of a majority of the Trustees present at a meeting at which a quorum is present shall constitute action of the Board of Trustees. The results of all voting shall be recorded by the Secretary in the minute book.

Section 2.08. Trustees’ Action in Writing. Nothing in this Article 2 shall limit the power of the Trustees to take action by means of a written instrument without a meeting, as provided in Section 4.02 of the Declaration.

Section 2.09. Rulings of Presiding Trustee. All other rules of conduct adopted and used at any Trustees’ meeting shall be determined by the presiding Trustee of such meeting, whose ruling on all procedural matters shall be final.

Section 2.10. Chairman of the Board. The Trustees shall from time to time elect one of the Trustees to serve as Chairman of the Board of Trustees.

ARTICLE 3

OFFICERS

Section 3.01. 0fficers of the Trust. The officers of the Trust shall consist of a President, a Treasurer and a Secretary, and such other officers as the Trustees may designate. Any person may hold more than one office.

Section 3.02. Time and Terms of Election. The President, the Treasurer, and the Secretary shall be elected by the Trustees at their first meeting and shall be elected annually thereafter at a meeting of the Trustees, as provided in Section 4.02 of the Declaration. Such officers shall hold office until the applicable meeting of the Trustees or until their successors shall have been duly appointed, and may be removed at any meeting by the affirmative vote of a majority of the Trustees. All other officers of the Trust may be elected or appointed at any meeting of the Trustees; provided that the Trustees may authorize the Chairman to appoint such other officers. Such officers shall hold office for any term, or indefinitely, as determined by the Trustees, and shall be subject to removal, with or without cause, at any time by the Trustees.

Section 3.03. Resignation and Removal. Any officer may resign at any time by giving written notice to the Trustees. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Trustees may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 3.04. Fidelity Bond. The Trustees may, in their discretion, direct any officer appointed by them to furnish at the expense of the Trust a fidelity bond approved by the Trustees, in such amount as the Trustees may prescribe.

Section 3.05. President and Vice Presidents. The President shall, subject to the supervision of the Trustees, have general charge and supervision of the business, property and affairs of the Trust and such other powers and duties as the Trustees may prescribe. In the absence or disability of the President, the Vice President, if any, or if there shall be more than one, the Vice Presidents in the order of their seniority or as otherwise designated by the Trustees, shall exercise all of the powers and duties of the President. The President and, as applicable, the Vice Presidents shall have the power to execute any and all instruments in the name of the Trust, and shall do and perform such other duties as the Trustees or, in the case of the Vice Presidents, the Trustees or the President shall direct.

Section 3.06. Treasurer and Assistant Treasurers. The Treasurer shall be the chief financial officer of the Trust and, subject to the supervision of the Trustees, shall (a) have or supervise the custody of the Trust’s funds and Securities, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Trust, (c) deposit all moneys, and other valuable effects in the name and to the credit of the Trust, in such depositories as may be designated by the Trustees, taking proper vouchers for such disbursements, (d) render to the Trustees, whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Trust and (e) have such other duties and powers as may be prescribed from time to time by the Trustees. Any Assistant Treasurer shall have such duties and powers as shall be prescribed from time to time by the Trustees or the Treasurer, and shall be responsible to and shall report to the Treasurer. In the absence or disability of the Treasurer, the Assistant Treasurer, if any, or if there shall be more than one, the Assistant Treasurers in the order of their seniority or as otherwise designated by the Trustees, may exercise any or all of the powers and duties of the Treasurer.

Section 3.07. Secretary and Assistant Secretaries. The Secretary, if and to the extent requested by the Trustees, shall (a) attend all meetings of the Trustees, any committee of the Trustees and the Shareholders and record all votes and the minutes of proceedings in a book to be kept for that purpose, (b) give or cause to be given notice of all meetings of the Trustees, any committee of the Trustees, and the Shareholders, and (c) perform such other duties as may be prescribed by the Trustees. In the absence or disability of the Secretary, the Assistant Secretary, if any, or if there shall be more than one, the Assistant Secretaries in the order of their seniority or as otherwise designated by the Trustees, may exercise any or all of the powers and duties of the Secretary.

Section 3.08. Substitutions. In case of the absence or disability of any officer of the Trust, or for any other reason that the Trustees may deem appropriate, the Trustees may delegate, for the time being, any of the powers and duties of such officer to any other officer, or to any Trustee.

Section 3.09. Execution of Deeds, etc. Except as the Trustees may generally or in particular cases otherwise authorize or direct, all deeds, leases, transfers, contracts, proposals, bonds, notes, checks, drafts and other obligations or instruments made, accepted or endorsed by the Trust shall be signed or endorsed on behalf of the Trust by its properly authorized officers or agents as provided in the Declaration, these By-Laws or by resolution.

Section 3.10. Power to Vote Securities. Unless otherwise ordered by the Trustees, the President shall have full power and authority on behalf of the Trust to give proxies for, and/or to attend and to act and to vote at, any meeting of shareholders of any corporation or other entity of which the Trust may hold shares or other securities or interests, and at any such meeting the President or his proxy shall possess and may exercise any and all rights and powers incident to the ownership of such stock which, as the owner thereof, the Trust might have possessed and exercised if present. The Trustees, by resolution from time to time, or, in the absence thereof, the President, may confer like powers upon any other person or persons, including any other officer, as attorneys and proxies of the Trust.

Section 3.11. 0ther 0fficers. Other officers elected by the Trustees shall perform such duties as the Trustees may from time to time determine to be appropriate in order to conduct the business of the Trust.

ARTICLE 4

COMMITTEES

Section 4.01. Power of Trustees to Designate Committees. The Trustees, by vote of a Majority of the Trustees, may elect from their number an Executive Committee and any other committees and may delegate thereto some or all of their powers except those which by law, by the Declaration or by these By-Laws may not be delegated; provided, that an

Executive Committee shall not be empowered to elect the President, the Treasurer or the Secretary, to amend the By- Laws, to exercise the powers of the Trustees under this Section 4.01 or under Section 4.03 hereof, or to perform any act for which the action of a Majority of the Trustees is required by law, by the Declaration or by these By-Laws. The members of any such committee shall serve at the pleasure of the Trustees.

Section 4.02. Rules for Conduct of Committee Affairs. Except as otherwise provided by the Trustees, each committee elected or appointed pursuant to this Article 4 may adopt such standing rules for the conduct of its affairs as it may deem appropriate, subject to review and approval of such rules and regulations by the Trustees at the next succeeding meeting of the Trustees, but in the absence of any such action or any contrary provisions by the Trustees, the business of each committee shall be conducted, so far as practicable, in the same manner as for the Trustees, as provided herein and in the Declaration.

Section 4.03. Trustees May Alter, Abolish, etc., Committees. The Trustees may at any time (a) alter or abolish any committee, (b) change the membership of any committee, or (c) revoke, rescind, waive or modify action of any committee or the authority of any committee with respect to any matter or class of matters.

Section 4.04. Minutes; Review by Trustees. Any committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its actions to the Trustees.

ARTICLE 5

SEAL

The Trust is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal of the Trust, if any, may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. Unless otherwise required by the Trustees, any seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 6

SHARES

Section 6.01. Issuance of Shares. The Trustees may issue an unlimited number of Shares in one or more classes or series either in certificated or uncertificated form. They may issue certificates to the holders of a class or series of Shares which was originally issued in uncertificated form, and if they have issued Shares of any class or series in certificated form, they may at any time discontinue the issuance of Share certificates for such class or series and may, by written notice to such Shareholders of such class or series, require the surrender of Share certificates to the Trust for cancellation, which surrender and cancellation shall not affect the ownership of Shares for such class or series.

Section 6.02. Uncertificated Shares. For any class or series of Shares issued without certificates, the Trust or the Transfer Agent may either issue receipts therefor or may keep accounts of the record holders of such Shares upon the books of the Trust. Such record holders shall in either case be deemed, for all purposes hereunder, to be the holders of such Shares as if they had received certificates therefor and shall be held to have expressly assented and agreed to the terms hereof and of the Declaration.

ARTICLE 7

TRANSFER OF SHARES

Section 7.01. Transfer Agents, etc. As contemplated by the Declaration, the Trustees shall have the authority to employ and compensate such Transfer Agents, Dividend Disbursing Agents and other servicing agents with respect to the Shares of the Trust as the Trustees shall deem appropriate. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.

Section 7.02. Transfer of Shares. The Shares of the Trust shall be transferable on the books of the Trust only upon delivery to the Trustees or a transfer agent of the Trust of proper documentation as provided in the Declaration. The Trust, or any Transfer Agent on behalf of the Trust, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.

Section 7.03. Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

ARTICLE 8

AMENDMENTS

Section 8.01. By-Laws Subject to Amendment. The Trustees shall have the power to amend or repeal the By-Laws or adopt new By-Laws at any time for the conduct of the business of the Trust. Action by the Trustees with respect to the By-Laws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt By-Laws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in factor of the related provisions in the Declaration.